Exhibit 3.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 HOMESIDE, INC.

                             Pursuant to Section 242
                      of the General Corporation Law of the
                                State of Delaware
                   ------------------------------------------


         HomeSide, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That the Board of Directors of the Corporation, by a meeting duly held on April 8, 1998, filed with the minutes of Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED: That the Certificate of Incorporation of this Corporation be amended by changing ARTICLE ONE thereof so that, as amended said Article shall be and read as follows:

            "The name of the Corporation shall be HomeSide International, Inc."

         SECOND: That in lieu of a meeting and vote of Stockholders, the Sole Stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 29th of April, 1998.



                                                       /s/Hugh R. Harris
                                                       -------------------------
                                                       Hugh R. Harris, President